Exhibit 10.43

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (“Amendment”), by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Affinion”), and TODD SIEGEL (“Executive”) (collectively, the “Parties”) is made as of February 2, 2015.

WHEREAS, the Company, Affinion and Executive previously entered into an Employment Agreement, dated as of November 9, 2007 (as amended, the “Employment Agreement”);

WHEREAS, the Parties desire to modify the Employment Agreement as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.	Section 2(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for his position, subject at all times to the control of the Board, and shall perform such services as customarily are provided by an executive of a corporation with his position and such other services consistent with his position, as shall be assigned to him from time to time by the Board. Executive agrees to devote all of his business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder; provided, that nothing herein shall prohibit Executive from (i) serving on the boards of directors or similar governing bodies of other companies, (ii) serving on civic or charitable boards or committees and (iii) managing personal investments; provided, further, that such activities do not materially interfere with the performance of Executive’s responsibilities hereunder or otherwise result in a conflict of interest or violate the terms of any restrictive covenants to which Executive is subject.”

2.	The Employment Agreement, as amended by the terms of this Amendment, will supersede the prior terms of the Employment Agreement.
3.

This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.  In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

4.	This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Brian J. Fisher
Name:	Brian J. Fisher
Title:	EVP and General Counsel

AFFINION GROUP, INC.

By:	/s/ Brian J. Fisher
Name:	Brian J. Fisher
Title:	EVP and General Counsel

TODD H. SIEGEL

Signature:	/s/ Todd H. Siegel

Signature Page to Employment Agreement Amendment